 FOR IMMEDIATE RELEASE
10/20/99

TELLABS REPORTS BEST QUARTER IN COMPANY HISTORY

Lisle, Ill. -- Telecommunications equipment manufacturer Tellabs, Inc., announced Wednesday record sales and earnings for the third quarter of 1999.

Sales for the third quarter, ended October 1, were $594,505,000, the highest for any quarter in the company's history and up 38.8 percent from sales of $428,387,000 in the third quarter of 1998. This marks the 33rd consecutive quarter in which Tellabs' sales surpassed prior-year levels. Sales for the first nine months of 1999 were $1,604,556,000, up 35.6 percent from sales of $1,182,877,000 a year earlier.

Net income for the third quarter (including a pre-tax gain of approximately $6,934,000 on the sale of stock held as an investment and a charge taken in connection with the acquisition of NetCore Systems, Inc.) was $144,040,000. This represents a 73.4 percent increase from net income of $83,081,000 a year earlier (when results included a pre-tax charge of approximately $12,991,000 taken in connection with the merger with Coherent Communications Systems Corporation and the terminated merger with CIENA Corporation). Excluding the effect of the 1999 gain and charge and the 1998 charge, earnings for the third quarter of 1999 increased 52.9 percent over those recorded last year.

Net income for the first nine months of 1999 (including the gain and charge described above) was $370,466,000. This compares to net income of $275,103,000 during the first nine months of 1998 (when results were affected by the charge described above, a pre-tax gain of $73,374,000 taken on the sale of stock held as an investment, and a pre-tax write-off of $24,793,000 taken on impaired assets). Excluding the effects of the various charges, gains and write-offs, net income for the first nine months of 1999 was 46.4 percent greater than the level recorded in the comparable period of 1998.

Diluted earnings per share of common stock for the third quarter of 1999 were 35 cents compared with 21 cents a year earlier. (Excluding all gains, charges and write-offs, diluted earnings per share for the third quarter of 1999 were 34 cents, compared to 23 cents in the third quarter of 1998.) For the first nine months of 1999, earnings per share were 90 cents (or 89 cents excluding gains and charges) compared with 68 cents (or 62 cents excluding gains, charges and write-offs) a year earlier. (All earnings-per-share amounts have been adjusted to reflect the effect of the two-for-one stock split that occurred on May 17, 1999.)

"Sales growth during the quarter was again driven by the TITAN® digital cross-connect system family," said Tellabs President and CEO Michael J. Birck. "Strong demand for the SONET-based TITAN 5500 and 532L systems resulted in a 43.1 percent increase over the third quarter of last year. While MartisDXX™ system sales did not meet expectations for the quarter, sales of the Tellabs Denmark products, acquired from Alcatel a third of the way through the quarter, made a meaningful contribution to International revenues. Echo canceller sales increased 26.1 percent quarter-to-quarter. CABLESPAN® system sales also increased significantly from last year's rather modest level."

During the quarter, Tellabs acquired two companies: Alcatel's DSC Communications businesses in Europe, now known as Tellabs Denmark, and Wilmington, Mass.-based NetCore Systems, Inc. The Alcatel acquisition was an all-cash transaction; NetCore was acquired in an all-stock transaction, accounted for as a pooling of interests. In combination with Tellabs' 1998 acquisition of Coherent Communications Systems Corporation (which was treated as an immaterial pooling) and, in accordance with recent accounting guidance for multiple immaterial poolings of interests, all results reported in this news release are restated to give effect to the mergers with NetCore and Coherent. A chart detailing restated selected quarterly financial data for 1998 and 1999 is included in this news release.

Tellabs designs, manufactures, markets and services voice and data transport and access systems. The company's products are used worldwide by the providers of communications services. Tellabs, Inc., stock is listed on the Nasdaq Stock Market (TLAB).

CONTACT: Peter A. Guglielmi
(630) 378-6111
Peter.Guglielmi@tellabs.com

Tellabs, the Tellabs logo, TITAN and CABLESPAN are registered U.S. trademarks of Tellabs Operations, Inc., in the United States and/or other countries. MartisDXX is a trademark of Tellabs Oy.

TELLABS, INC.
Results of Operations
(Dollars in thousands, except per-share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	10/01/99	10/02/98	10/01/99	10/02/98
Sales	$594,505	$428,387	$1,604,556	$1,182,877
Cost of Goods Sold	243,657	180,392	648,846	495,230
Gross Profit	350,848	247,995	955,710	687,647

Operating Exp.
Mktg. & G.A.	75,522	57,828	225,135	168,992
Research & Dev.	76,969	57,566	212,582	158,003
Asset Impairment	---	---	---	24,793
Merger Costs	1,929	12,991	1,929	12,991
Goodwill Amort.	1,902	1,363	4,802	4,326
Oper. Exp.	156,322	129,748	444,448	369,105

Oper. Profit	194,526	118,247	511,262	318,542
Interest/Other-Net	13,868	3,346	29,564	87,162
Profit Before Tax	208,394	121,593	540,826	405,704
Taxes	64,354	38,512	170,360	130,601
Net Profit	$144,040	$83,081	$370,466	$275,103

Earnings Per Share
Basic	$0.36	$0.21	$0.93	$0.70
Diluted	$0.35	$0.21	$0.90	$0.68

Average Number of Shares of Common Stock Outstanding
Basic	401,807	395,300	400,459	394,100
Diluted	413,323	404,912	412,001	404,349

TELLABS, INC.
Condensed Consolidated Balance Sheet
(Dollars in thousands)
(Unaudited)

	1999 Third Quarter	1999 Second Quarter	1998 Year End
Assets
Current Assets
Cash and investments	$924,006	$882,290	$658,686
Accounts receivable, less allowance	515,368	459,291	480,620
Inventories	164,670	135,369	122,424
Other current assets	6,575	2,874	7,143
Total Current Assets	1,610,619	1,479,824	1,268,873

Property, Plant and Equipment	566,302	425,976	415,771
Accumulated depreciation	(242,598)	(177,347)	(159,684)
	323,704	248,629	256,087

Goodwill	67,604	48,959	55,559
Other Assets	105,571	91,135	64,606
Total Assets	$2,107,498	$1,868,547	$1,645,125

Liabilities
Current Liabilities
Accounts payable	$96,548	$71,474	$63,953
Accrued liabilities	120,315	87,908	82,819
Income taxes	45,952	48,445	73,117
Total Current Liabilities	262,815	207,827	219,889

Long-Term Debt	3,319	3,459	3,349
Other Long-Term Liabilities	20,254	19,321	18,164
Deferred Income Taxes	---	1,373	6,110
Total Liabilities	286,388	231,980	247,512

Stockholders' Equity
Common Stock, $0.01 Par Value	4,023	4,011	1,987
Additional Paid-In Capital	307,403	282,854	223,079
Cumulative Translation Adjustment	(60,839)	(66,242)	(9,207)
Unrealized Holding Gains on Securities	40,685	30,146	20,423
Retained Earnings	1,529,838	1,385,798	1,161,331

Total Stockholders' Equity	1,821,110	1,636,567	1,397,613
Total Liab. and Stockholders' Equity	$2,107,498	$1,868,547	$1,645,125

TELLABS, INC.
Restated Selected Quarterly Financial Data
(Dollars in thousands)

	First Quarter	Second Quarter		Third Quarter		Fourth Quarter	Total
1999
Net sales	$469,651	$540,400		$594,505		N/A	$1,604,556
Gross Profit	$275,517	$329,345		$350,848		N/A	$955,710
Net earnings	$102,196	$124,230		$144,040		N/A	$370,466
Diluted earnings per share	$0.25	$0.30		$0.35		N/A	$0.90
Core diluted earnings per share	$0.25	$0.30		$0.34	*	N/A	$0.89

1998
Net sales	$346,769	$407,721		$428,387		$521,333	$1,704,210
Gross Profit	$201,088	$238,564		$247,995		$311,597	$999,244
Net earnings	$70,895	$121,127		$83,081		$121,017	$396,120
Diluted earnings per share	$0.18	$0.30		$0.21		$0.30	$0.98	††
Core diluted earnings per share	$0.18	$0.22	**	$0.23	†	$0.30	$0.92	††

*Does not include a $6,934,000 pre-tax gain on the sale of stock held as an investment and a charge taken in connection with the acquisition of NetCore Systems Inc. On a diluted per-share basis, this gain and charge amount to $0.01.

**Does not include a $73,374,000 pre-tax gain on the sale of stock held as an investment and settlement of related hedge contracts and a $24,793,000 pre-tax write-off of impaired assets. On a diluted per-share basis, the gain amounts to $0.12 and the write-off amounts to $0.04.

†Does not include a $12,991,000 pre-tax charge taken in connection with the merger with Coherent Communications Systems Corporation and the terminated merger with CIENA Corporation. On a diluted per-share basis, the charge amounts to $0.02.

††The earnings-per-share computation for the year is a separate, annual calculation. Accordingly, the sum of the quarterly earnings-per-share amounts does not necessarily equal the earnings per share for the year.